UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2012

Robbins & Myers, Inc.

(Exact name of Registrant as specified in its charter)

Ohio	001-13651	31-0424220
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10586 Highway 75 North, Willis, TX		77378
(Address of principal executive offices)		(Zip code)

936-890-1064

(Registrant’s telephone number including area code)

Not applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 8, 2012, Robbins & Myers, Inc., an Ohio corporation (“Robbins & Myers”), National Oilwell Varco, Inc., a Delaware corporation (“NOV”), and Raven Process Corp., an Ohio corporation and wholly-owned subsidiary of NOV (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that, upon the terms and subject to the conditions sets forth in the Merger Agreement, Merger Sub will merge with and into Robbins & Myers, with Robbins & Myers surviving as a wholly-owned subsidiary of NOV (the “Merger”). The Merger Agreement has been unanimously approved by the Boards of Directors of both Robbins & Myers and NOV.

Under the Merger Agreement, shareholders of Robbins & Myers will receive $60.00 in cash for each Common Share of Robbins & Myers they own. The closing price of a Robbins & Myers Common Share on August 8, 2012 was $46.80.

Each outstanding option to purchase Robbins & Myers Common Shares and each outstanding restricted Common Share, restricted share unit, and performance share of Robbins & Myers, whether vested or unvested, will be deemed to be fully vested at the effective time of the Merger and will be automatically converted into the right to receive $60.00 in cash (less the exercise price in the case of options).

Robbins & Myers and NOV have agreed to customary representations, warranties and covenants in the Merger Agreement, and Robbins & Myers has, among other things, agreed (i) to restrictions with respect to the conduct of its business during the interim period between the execution of the Merger Agreement and the consummation of the Merger and (ii) not to engage in certain kinds of activities during such period, including not to solicit any other acquisition proposals (“no shop”). Robbins & Myers and NOV have agreed to use their reasonable efforts to effect the merger.

The Merger is subject to the approval of the holders of at least two-thirds of the outstanding Common Shares of Robbins & Myers and other customary closing conditions, including, among others:

•	The absence of any injunction, order or other law prohibiting the Merger;

•	Regulatory approvals, including expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

•	In the case of NOV, the absence of any material adverse effect on Robbins & Myers; and

•	In the case of NOV, that the holders of not more than 5% of the outstanding Common Shares of Robbins & Myers exercise dissenters’ rights under Ohio law.

The obligations of each party to close the Merger are also subject to the accuracy of representations and warranties of, and compliance with covenants by, the other party as set forth in the Merger Agreement.

The Merger Agreement provides that Robbins & Myers and NOV may mutually agree to terminate the Merger Agreement before completing the Merger. In addition, either Robbins & Myers or NOV may terminate the Merger Agreement if:

•

The Merger is not consummated by February 8, 2013, subject to extension to May 8, 2013 if regulatory approvals have not been obtained (or to a later date if approvals have been obtained but have not yet become final orders) but other closing conditions have been satisfied or waived. If an acquisition proposal is pending at the time of such termination and is consummated within nine months following the termination, Robbins & Myers must pay a termination fee of $75 million.

•

Robbins & Myers shareholders fail to approve the Merger Agreement. In this case, Robbins & Myers must pay NOV’s reasonable and documented expenses (not to exceed $50 million), and if an acquisition proposal is pending at the time of such termination and is consummated within nine months following the termination, Robbins & Myers must pay a termination fee of $75 million, less the amount of any expenses previously paid by Robbins & Myers.

•	A court or other governmental entity issues a final and nonappealable order prohibiting the Merger.

•

The other party breaches the Merger Agreement in a way that would entitle the party seeking to terminate the agreement not to consummate the Merger, subject to the right of the breaching party to cure the breach. If either party terminates the Merger Agreement due to a breach by the other party (other than a breach of the “no shop” provision by Robbins & Myers), the breaching party must pay the reasonable and documented expenses of the non-breaching party (not to exceed $50 million). In addition, in the event that NOV terminates the Merger Agreement due to a breach by Robbins & Myers (other than a breach of the “no shop” provision) and an acquisition proposal is pending at the time of such termination and is consummated within nine months following the termination, Robbins & Myers must pay NOV a termination fee of $75 million, less the amount of any expenses previously paid by Robbins & Myers.

In addition, NOV may terminate the Merger Agreement prior to shareholder approval if:

•

The Board of Directors of Robbins & Myers changes its recommendation to the shareholders of Robbins & Myers with respect to the Merger; Robbins & Myers enters into a definitive agreement with respect to a superior proposal; Robbins & Myers breaches the “no shop” provisions in the Merger Agreement; the Board of Directors of Robbins & Myers fails to reaffirm its recommendation after an acquisition proposal is publicly disclosed; or a third party tender offer or exchange offer is commenced and the Robbins & Myers Board of Directors does not reaffirm its recommendation of the merger. In any such case, Robbins & Myers must pay NOV a termination fee of $75 million.

•

NOV concludes, in its reasonable discretion, that Robbins & Myers is not in compliance with the Foreign Corrupt Practices Act or any other anti-bribery laws and that such failure to be in compliance could have material consequences on Robbins & Myers and/or NOV.

In addition, Robbins & Myers may terminate the Merger Agreement prior to shareholder approval to accept a superior proposal, but in such event must pay NOV a termination fee of $75 million.

M.H.M. & Co., Ltd. (“MHM”), which owns 5,176,042 Common Shares of Robbins & Myers, or approximately 12.3% of the outstanding Common Shares, has executed a Support Agreement with NOV which, among other things, obligates MHM to vote its Common Shares of Robbins & Myers in favor of the Merger and the transactions contemplated by the Merger Agreement. The Support Agreement will terminate at the earliest of (1) the mutual agreement of MHM and NOV; (2) the effective time of the Merger; (3) the termination of the Merger Agreement in accordance with its terms; or (4) a change in the recommendation of the Merger by the Board of Directors of Robbins & Myers.

Under the terms of Robbins & Myers’ Credit Agreement, dated March 31, 2011, a change in control of Robbins & Myers, as defined in that Agreement, would result in an event of default thereunder. Robbins & Myers has obtained a waiver of any default resulting solely from the approval of the Merger by the Board of Directors or the shareholders of Robbins & Myers.

The foregoing descriptions of the Merger Agreement, the Support Agreement, and the waiver under the Credit Agreement and the transactions contemplated thereby are not complete and are subject to and qualified in their entirety by reference to such agreements and waiver, copies of which are attached hereto as Exhibit 1.1, Exhibit 1.2 and Exhibit 1.3, respectively, and the terms of which are incorporated herein by reference.

The above description of the Merger Agreement and the copy of the Merger Agreement attached hereto have been included to provide investors with summary information regarding its terms. The Merger Agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and may be subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contact. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to investors, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Item 8.01	Other Events.

On August 9, 2012, Robbins & Myers issued a press release announcing that it had entered into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

1.1*	Agreement and Plan of Merger, dated as of August 8, 2012, by and among Robbins & Myers, Inc., Raven Process Corp., and National Oilwell Varco, Inc.

1.2	Support Agreement, dated August 8, 2012, by and between M.H.M. & Co., Ltd. and National Oilwell Varco, Inc.

1.3	Waiver, dated as of August 8, 2012, by and among Robbins & Myers, Inc., JPMorgan Chase Bank, N.A., individually and as administrative agent, and the other financial institutions signatory thereto.

99.1	Press Release issued by Robbins & Myers, Inc., dated August 9, 2012, announcing entry into the Merger Agreement.

99.2	Communication to employees of Robbins & Myers, Inc., dated August 9, 2012.

*	The Agreement and Plan of Merger filed as Exhibit 1.1 omits the disclosure schedules to the Merger Agreement. Robbins & Myers agrees to furnish supplementally a copy of these documents to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROBBINS & MYERS, INC.

August 9, 2012	By	/s/ Peter C. Wallace
		Name:	Peter C. Wallace
		Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

1.1*	Agreement and Plan of Merger, dated August 8, 2012, by and among Robbins & Myers, Inc., Raven Process Corp., and National Oilwell Varco, Inc.

1.2	Support Agreement, dated August 8, 2012 by and between M.H.M. & Co., Ltd. and National Oilwell Varco, Inc.

1.3	Waiver, dated as of August 8, 2012, by and among Robbins & Myers, Inc., JPMorgan Chase Bank, N.A., individually and as administrative agent, and the other financial institutions signatory thereto.

99.1	Press Release issued by Robbins & Myers, Inc., dated August 9, 2012, announcing entry into the Merger Agreement.

99.2	Communication to employees of Robbins & Myers, Inc., dated August 9, 2012.

*	The Agreement and Plan of Merger filed as Exhibit 1.1 omits the disclosure schedules to the Merger Agreement. Robbins & Myers agrees to furnish supplementally a copy of these documents to the Securities and Exchange Commission upon request.